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                                                                     Exhibit 5.1


                         [KIRKLAND & ELLIS LETTERHEAD]
                            200 East Randolph Drive
                            Chicago, Illinois 60601
                                 (312) 861-2000

                                                       Facsimile: (312) 861-2200

                              September 21, 2001

Lands' End, Inc.
Lands' End Lane
Dodgeville, WI 53595

          Re:  Lands' End, Inc.
               Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as special counsel to Lands' End, Inc., a Delaware corporation (the "Company"), in connection with the registration by the Company of 2,000,000 shares of its Common Stock, par value $.01 per share (the "Shares"), as contemplated by that certain Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on September 21, 2001 (the "Registration Statement").

     We have examined such documents, records and matters of law as we have deemed necessary to enable us to render this opinion. We have assumed that each document we have reviewed for purposes of this letter is accurate and complete, that each such document that purports to be an original is authentic, that each such document that is a copy conforms to an authentic original, and that all signatures on each such document are genuine. Except with respect to the Company, we have assumed that all documents and instruments we have reviewed have been duly authorized, executed and delivered by the respective parties thereto, the respective parties thereto had the corporate power and authority to execute, deliver and perform such documents and instruments, the execution, deliver and performance of such documents and instruments by each party thereto did not and will not violate the charter or by-laws (or other analogous governing instrument) of such party or any contract to which such party is bound and comply with all laws, governmental rules and regulations applicable to each such party, and that such documents and instruments constitute the valid and binding obligation of such party, enforceable against such party in accordance with their respective terms.

     In preparing this letter we have relied without independent verification upon factual information provided to us by the Company or its representatives and factual information we
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have obtained from such other sources as we have deemed reasonable. We have assumed that there has been no relevant change or development between the dates as of which the information cited in the preceding sentence was given and the date of this letter and that the information upon which we have relied is accurate and does not omit disclosures necessary to prevent such information from being misleading.

     Our advice on every legal issue addressed in this letter (herein called "our opinions") is based exclusively upon Section 180.0622 (formerly numbered
Section 180.40) of the Wisconsin Business Corporation Law and the General Corporation Law of the State of Delaware, each as now constituted, and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the Jurisdiction which enacted such law. Without limiting the generality of the preceding sentence, we express no opinion with respect to compliance with any state securities (or "blue sky") laws or regulations. We express no opinion as to the applicability of, compliance with, or effect of any other law or governmental requirement with respect to the Company.

     Based upon and subject to the foregoing, we hereby advise you that in our opinion (i) the issuance of the Shares has been duly authorized and (ii) the Shares are validly issued, fully paid and nonassessable, except for assessment pursuant to Section 180.0622 (formerly numbered as Section 180.40) of the Wisconsin Business Corporation Law, as interpreted by the Wisconsin Supreme Court, for liabilities of the Company to its employees.

     We hereby consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

     This letter speaks as of the time of its delivery on the date it bears. We do not assume any obligation to provide you with any subsequent opinion or advice by reason of any fact about which we did not have knowledge at that time, by reason of any change subsequent to that time in any law covered by any of our opinions or advice, or for any other reason.

     This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion should the present law set forth in Section 180.0622 (formerly numbered Section 180.40) of the Wisconsin Business Corporation Law or the present laws of the State of Delaware be changed by legislative action, judicial decision or otherwise. This opinion is furnished to you in connection with the filing of the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

                                           Very truly yours,

                                       /s/ Kirkland & Ellis